Exhibit 10.1

MASTER AGREEMENT

The undersigned:

1.                    The public company VALÔME EINDHOVEN N.V., incorporated under the laws of Belgium, having its office at B-2018 Antwerp, Van Eycklei 1, validly represented by Th. Uffing, hereinafter to be referred to as “Valôme”;

2.                    The limited liability company FEI ELECTRON OPTICS BV, having its office at Eindhoven, Achtseweg Noord 5, Building AAE, validly represented by R.H.J. Fastenau and H.C.D. van Rooij, hereinafter to be referred to as “FEI”;

Whereas:

a.                    Valôme is the owner of FEI’s office in Eindhoven at Achtseweg Noord 5 (“the Present Building”), which FEI occupies pursuant to a lease agreement dated 28th October 1997 (“the Present Lease Agreement”);

b.                   The term of the Present Lease Agreement ends on 21st February 2007;

c.                    FEI has asked Valôme to build 5,000 m2 of additional office space on FEI’s premises (“the New Building”) and to renovate the Present Building;

d.                   Valôme is prepared to make certain investments on the understanding that the parties shall enter into a new lease agreement, which shall be effective as from the date of completion of the New Building (“the New Lease Agreement”), and shall replace the Present Lease Agreement;

e.                    The understanding between the parties was laid down in writing by ZBG management BV on behalf of Valôme, in a letter dated 10th July 2002 to FEI Company, for the attention of messrs. Th Sonnemans and M. van Mil (Annex 1);

f.                      FEI wishes to be involved in the budgetary and quality control of the construction process;

g.                   Valôme and FEI have agreed on the construction of the New Building and renovation of the Present Building on the following terms and conditions;

Have agreed:

1                                         Construction

1.1                                 Valôme shall commission and pay the construction of the New Building and the renovation of the Present Building in accordance with the plan of requirements and the design set forth in Annex 2 to this Master Agreement.

1.2                                 Valôme shall consult with FEI on a regular basis with regard to the design and phasing of the construction and renovation, as well as with regard to the budgetary and quality control of the construction process. To that effect the parties shall have meetings on a regular basis, and an FEI representative shall be invited to attend meetings with the architect and the contractor and subcontractors. Any cost overrun, whether anticipated or otherwise, shall be for risk and account of Valôme unless such cost overruns are solely attributable to FEI’s variation of the mutually agreed specification.

1.3                                 Valôme shall use its best efforts to complete the construction of the New Building and renovation of the Present Building on or before 1st January 2004.

1.4                                 The construction of the cleanrooms in the Present Building, as described in Annex 3, shall be commissioned by Valôme and completed for Valôme’s account.

2                                         Investment and split

2.1                                 The investments to be made by Valôme shall be based on the budget set forth in Annexes 4 and 5.

2.2                                 Investments referred to in Annexes 3 and 4, are directly connected to renovation of the Present Building and construction of the New Building, and shall be borne by Valôme.

3                                         Cleanrooms

3.1                                 Investments set forth in Annex 2 are made for the benefit of FEI. These investments shall be financed by Valôme. The budget for construction of the cleanrooms, which budget shall not exceed the amount of € 6,200,000.00,  shall be approved by FEI. Immediately upon completion of the construction of the new cleanrooms, the annual rent payable by FEI shall be raised by an amount equal to 9,25 % of the investment made by Valôme.

4                                         New Lease Agreement

4.1                                 As soon as possible after the execution of the present Master Agreement, the parties shall execute the New Lease Agreement, essentially in the form set forth in Annex 6. The New Lease Agreement shall replace the Present Lease Agreement, which shall cease to be effective on the date of completion of the renovation of the present Building and the construction of the New Building.

4.2                                 The rent to be paid by FEI for the Present Building and the New Building under the New Lease Agreement shall be calculated as follows. The present annual rent, in the amount of € 799,626.00, shall be increased by an amount equal to 9 % of the costs of renovation of the Present Building (€ 2,579,311.00, as per Annex 3), an amount equal to 9 % of the construction costs of the New Building (€ 7,595,249.00, as per Annex 4), and an amount equal to 9,25 % of the investment made by Valôme for the cleanrooms, as set forth in section 3.1 above. The aggregate amount shall be adjusted in accordance with the provision of section 5.4.

4.3                                 It is understood that the New Lease Agreement shall provide that all costs of maintenance and repair shall be borne by FEI as lessee, and that Valôme shall bear no maintenance and repair costs in addition to the investments set forth in Annexes 2, 3 and 4.

4.4                                 FEI is aware that Dutch legislation with respect to the lease of office and industrial space will be amended materially effective 1st July 2003, and acknowledges that certain amendments to the New Lease Agreement may have to be made in order to adequately reflect the parties’ intentions.

5                                         Miscellaneous

5.1                                 The parties assume that the building permit for construction of the New Building and renovation of the Present Building will be issued by the competent authorities on or before 1st March 2003. If the permit is issued after that date, all relevant dates referred to in the present Master Agreement will be postponed accordingly.

5.2                                 If and to the extent that provisions of the present Master Agreement, and of other agreements executed between the parties pursuant hereto, allow contradictory interpretations, the provisions of the present Master Agreement shall prevail.

5.3                                 The amount of the rent for the Present Building mentioned in section 4.2 is based on the price level as per 1st March 2002, and is subject to adjustment on the basis of the monthly price index according to the consumer price index (CPI), series CPI Employees Low (1990 = 100), published by the Central Bureau of Statistics (CBS). The amounts for renovation of the Present Building and for construction of the New Building mentioned in section 4.2, however, are based on the price level as per 1st January 2003.

5.4                                 The parties shall procure that their respective parent companies shall guarantee the due compliance with their obligations under the present Master Agreement. Drafts of the respective guarantees are attached as Annex 7.

5.5                                 The present annuity loan, of which an amount of € 1,445,402.00 is still outstanding, shall be converted into a new annuity loan with a term of 16 years and 3 months as from 1st October 2002, and an annual interest of 7%. The monthly annuity shall amount to € 12,430.01. The terms of this annuity loan shall be laid down in a separate document as soon as possible after execution of the present Master Agreement. A repayment schedule is attached as Annex 8.

6                                         Governing law and jurisdiction

This agreement, and any agreement executed pursuant thereto, will be governed by and interpreted in accordance with the laws of the Netherlands. Any dispute between the parties that can not be resolved amicably will be settled by the competent court in Amsterdam.

Thus agreed and duly signed in two copies in Geldrop on January 14, 2003

VALÔME BV

FEI ELECTRON OPTICS BV

LIST OF ANNEXES

1.	Letter of July 10, 2002 [OMITTED]
2.	Design of New Building en renovation of Present Building; [OMITTED]
3.	Description of and budget for FEI’s cleanrooms construction; [OMITTED]
4.	Budget for renovation of Present Building; [OMITTED]
5.	Budget for construction of New Building; [OMITTED]
6.	New Lease Agreement.
7.	Guarantees FEI Company and Breevast BV
8.	Repayment schedule for present annuity loan [OMITTED]

Annex 6

LEASE FOR OFFICE SPACE

and other business premises not subject to Section 7A:1624 of the Dutch Civil Code according to the model decided upon by the Raad voor Onroerende Zaken (Council for Real Estate Matters) in February 1996.

Reference to this model is only permitted if the inserted, added or divergent text can easily be recognised as such. Additions and divergencies should preferably be included in the article “Special Conditions”. The Council accepts no responsibility for adverse consequences arising from the use of the text of the model.

The undersigned:
Valôme Eindhoven NV
with its registered office in Antwerpen

hereinafter referred to as ‘the lessor’,

represented by
Th. Uffing, managing director

and

FEI Electron Optics BV
with its registered office in Eindhoven
hereinafter referred to as ‘the lessee’,

listed in the Trade Register in Eindhoven
under number 17078574
represented by R.H.J. Fastenau and H.C.D. van Rooij

have agreed to the following lease:

Property, purpose and use

1.1                               This agreement concerns the business premises, hereinafter referred to as ‘the leased space’, known locally as Achtseweg Noord 5, building AAE (5651 GG) Eindhoven including the New Building as defined in the Master Agreement  and further indicated on the drawing and/or description of the leased space, which forms/form part of this lease, attached to this deed and certified by the parties.

1.2                               The leased space may be used exclusively as office space, production facilities and warehousing.

1.3                               The lessee is not allowed to put the leased space to any other use than that described in 1.2 without the prior written permission of the lessor.

1.4                               The lessee is not allowed to put load on the floor(s) of the leased space that exceeds the maximum load as constructional permitted.

Conditions

2.1                               The general conditions for the leasing of office premises and other business premises not subject to Section 7A:1624 of the Dutch Civil Code, deposited at the office of the District Court of The Hague on 29 February 1996 and registered under number 34/1996, hereinafter referred to as the ‘general conditions’ are attached hereto as schedule 1 and form part of this lease. The parties are fully informed of these general conditions, of which the lessee has received a copy.

2.2                               The conditions referred to in 2.1 are applicable except in so far as the conditions mentioned in the Master Agreement as concluded by and between lessor and lessee on      December 2002 [note: insert new date] or mentioned below expressly deviate from them or applicability in relation to the leased space is not possible.

Term, extension and termination

3.1                               This lease is entered into for the period of fifteen (15) years, commencing on  1 January 2004 and ending on 31 December 2018 (see also art. 9.1).

3.2                               Following the expiry of the period referred to in 3.1, this lease will be extended for a contiguous period of five (5) years, that is until 31 December 2023  (see also art. 9.1).

This lease will subsequently be continued for contiguous periods of five (5) years.

3.3                               Termination of this lease will take place by giving notice before the end of the lease term referred to in 3.2 with due observance of a period of notice of at least twelve (12) months.

3.4                               Termination of the lease may only occur by means of a writ or by registered letter.

3.5                               Premature termination of this lease is possible under one of the circumstances referred to in 7 of the general conditions. In addition, lessee is entitled to prematurely terminate this lease with due observance of a period of notice of one (1) year, provided that the lessee pays at once at the premature termination date the full rent for the remaining agreed period.

Payment obligations, period of payment

4.1                               The lessee will be obliged to make the following payments:

•                                          rent;

•                                          turnover tax on the rent or a corresponding sum in accordance with and with due observance of 15.2 and 15.3 of the general conditions, if the parties have opted for the rent to be subject to turnover tax.

4.2                               The rent amounts to an annual sum of  € 2,288,836.00 (in words: two million two hundred eightyeightthousand eight hundred and thirty six euro). The rent is specified as follows:

Rent according to Present Lease Agreement (price level 1 March 2002)	€799,626.00;

Rent New Building (Guaranteed: nine percent of investments)	€683,572.00;
Rent renovation/upgrading Present Building (Guaranteed: nine percent of investments see also art. 9.2)	€232,138.00
Rent cleanrooms (9.25% of investment of max. € 6.2 million)	€573,500.00

Rents New Building, renovation/upgrading Present Building and cleanrooms have price level 1 January 2003.

4.3                               The rent will be adjusted annually for the first time on 1 January 2005 and so with two and a half percent (2,5%). Articles 4.1 and 4.2 of the general conditions applies only to the extent explicitly agreed in this agreement.

4.4                               not applicable.

4.5                               The payments to be made by the lessee to the lessor will be due in a lump sum in advance, in successive terms of payment as referred to in 4.6, and must have been made in full before or on the first day of the period to which the payments apply.

4.6                               For each term of payment of three (3) calendar months the following amounts will be payable for:

• the rent	€572,209.=
•
•
total amount	€572,209.=

(in words: five hundred seventy two thousand and two hundred and nine euro)

These amounts are exclusive of turnover tax.

4.7                               The relevant payment obligation of lessee commences two (2) months after the handing-over of the buildings or taking into use by lessee of a part thereof.

Turnover tax

5.1                               All amounts mentioned in this lease are exclusive of turnover tax. The lessee is required to pay turnover tax on the payments for additional supplies and services. Turnover tax will be charged by the lessor and is required to be paid together with the rent and the payment for additional supplies and services, or the advance payment for these.

5.2                               The parties agree that the lessor will charge the lessee turnover tax on the rent.

5.3                               If it has been agreed that turnover tax will be charged on the rent, the lessee shall herewith irrevocably authorizes the lessor and its successor(s) in title to submit on its/their behalf an application as referred to in Section 11, subsection 1, under b., 5˚ of the Turnover Tax Act of 1968 (Wet op de Omzetbelasting 1968) (with regard to opting for taxed rent). If so required, the lessee will co-sign this application and return it to the lessor within 14 days of receiving it.

5.4-5.16  standard additional VAT regulations to be inserted.

Supplies and services

6.                                      Not applicable

Bank guarantee

7.                                       Not applicable, see special stipulations below.

Property management

8.                                      Until the lessor announces otherwise, the management of the property will be carried out by Breevast B.V., J.J. Viottastraat 39, 1071 JP Amsterdam.

9.                                      Special stipulations

9.1                                 The rent commences at the date of handing-over of the agreed construction works of the buildings, which date is currently planned to be 1 January 2004. If the handing-over of the New Building is conducted after 1 January 2004 thecommence and expiration date of the rent, as described in art. 3.1, shall shift accordingly.

9.2                                 As to the rent described in art. 4, a part thereof i.e. € 233,138.00 has been calculated as nine percent (9%) of the budgeted investments, including interest costs and development costs, as rent for the renovation and upgrading of the Present Building. This part of the rent will be definitely determined at the handing-over on the basis of the actual investments.

9.3                                 The construction works (level of delivery) of the New Building are described in Appendix3 to this agreement. Design and construction works of the New Building will be conducted in consultation with lessee.

9.4                                 Lessee has the right to sublet to a third party when lessor grants its prior written permission. Lessor shall not unreasonably withhold such permission.

9.5                                 FEI Company of Hillsboro, Oregon, USA (“Fei Company”) is towards lessor during the term of this agreement severally liable for the sound compliance by lessee of all its obligation under this agreement. In the event of breach of this agreement by lessee, Fei Company may elect either to fulfil the obligations of lessee as its own obligations or to reimburse to lessor the damage incurred as caused by the default of lessee. In the event of premature termination of this agreement other than at the request of lessor or with the written permission of lessor, Fei Company shall continue the rent as its own obligation in accordance with the conditions as set out in this agreement.

9.6                                 In deviation with art. 9.1 of the general conditions, maintenance and repair -without exception- will be carried out by and at the expense of the lessee. Lessee is obliged for its own account to keep the leased space well maintained to the satisfaction of lessor.

Lessee complies with its maintenance obligations when the maintenance plan (to be mutually agreed) has been implemented. Any dispute arising from the preparation of the maintenance plan and/or implementation thereof shall be referred to an independent expert to be appointed jointly, who’s advise shall be final and binding. In deviation of  art. 15.4 of the general conditions, the levies relating to use of the leased space such as property tax and the water control authority charges or polder charges and surface water purification levies and charges for waste water purification are for the account of lessee.

9.7                                 Lessor shall at the request of lessee create additional office space for the so-called “app. lab”. The details of this expansion are known by the parties. The additional investments amount to € 519,000.00 (in words: five hundred and nineteen thousand euro) shall be set-off against cost reductions to be realised in the mutually agreement budgets for the renovation of the Present Building and the construction of the New Building whereby said cost reductions will not lead to a reduction of the rent.

Thus drawn up and signed in duplicate/triplicate/quadruplicate

Place	date	place	date

(lessor)		(lessee)

Valôme Eindhoven N.V.		FEI Electron Optics B.V.

Th. Uffing		R.H.J. Fastenau

H.C.D. van Rooij

FEI Company,
Hillsboro, Oregon, USA

Appendices:

1                                          the general conditions

2                                          drawing of the leased space [OMITTED]

3                                          the construction works (level of delivery) of the New Building  [OMITTED]

Schedule 1 to Annex 6

GENERAL CONDITIONS FOR LEASING OFFICE SPACE
and other business premises not subject to Section 7A:1624 of the Dutch Civil Code

According to the model laid down by the Raad voor Onroerende Zaken (Council for Real Estate Matters) deposited on 29 February 1996 with the Registrar of the District Court of The Hague and registered under number 34/1996. The Council accepts no responsibility for adverse consequences arising from the use of the text of the model. The purpose of the headings above the articles in these general conditions is only to improve their readability. The content and import of the article covered by the title is therefore not limited to this title.

The leased space

1.1                               The leased space also includes the systems and facilities which are present in the leased space, in as far as they are specified in the certified description accompanying the lease.

1.2                               The leased space will be delivered and accepted in the state indicated in the certified description accompanying the lease or, in the absence of such a description, in the state the leased space is in at the commencement of the lease, in a good state of repair without defects.

Use

2.1                               The lessee is required to make actual and proper use of the leased space itself during the entire term of the lease, exclusively for the purpose stipulated in the lease and with due regard for existing restricted rights and requirements which have been or may be made by government authorities or public utility companies. It also required to provide the leased space and keep it provided with sufficient furnishings, fixtures and fittings.

2.2                               The lessee will act in accordance with the law and local bye-laws and in accordance with accepted practice as regards renting and letting, with government regulations and those of public utility companies and insurance companies and if applicable with the regulations of the company responsible for the sprinkler system and the Dutch institute responsible for lift systems and those of other agencies authorized to issue required certificates. The lessee must also act in accordance with the instructions given in writing or verbally by or on behalf of the lessor in the interests of the proper use of the leased space and of the areas inside and outside, the systems and facilities in the building or complex of which the leased space is a part, in particular with instructions regarding the maintenance, appearance, noise levels, public order, fire protection, parking and the correct operation of the building or the complex which the leased space is a part.

2.3                               In using the leased space or the building or complex of which the leased space is a part the lessee will not create a nuisance or cause inconvenience and will ensure that third parties who are present on its behalf do likewise.

2.4                              The lessee is entitled and obliged to use the communal facilities and services which are or will be available in the interest of the proper functioning of the complex of which the leased space forms a part.

Licences

2.5.1                     The lessee is obliged to ensure that it obtains the licences and/or exemptions  required for conducting the business for which the leased space is intended. Refusal or withdrawal of the aforementioned licences does not provide the lessee with due cause for cancelling or annulling the lease or for undertaking any other action against the lessor.

2.5.2                     If with regard to 2.5.1 it is necessary to make alterations or improvements to the leased space, whether or not as a result of government regulations, it will be the responsibility of the lessee, without prejudice to the stipulations of 2.6 and 2.10, to ensure that the activities to that purpose are carried out in accordance with the requirements set or to be set by a government body and that any necessary licences are obtained. The costs of the alterations or improvements will be met by the lessee.

Environment

2.6.1                     If at the commencement of the lease an environmental inspection is carried out and during the term of the lease or immediately after the termination of the lease a similar inspection is carried out under, in, on or round the leased space in which higher concentrations of one or more substances are found than those to which the earlier inspection related, the lessee must pay for the damage and/or loss caused by the pollution and it is liable with respect to the lessor for the costs of removing this pollution or of taking measures.

The lessee indemnifies the lessor against the claims of third parties,

Including government bodies.

2.6.2                     The stipulation of 2.6.1 will not be applicable if the lessee can prove that the pollution was not due to its fault or negligence or that of its personnel or people or things under its supervision, nor to a circumstance which can be attributed to the lessee.

2.6.3                     The lessor will not indemnify the lessee against (government) orders to have further inspections carried out or measures taken.

Waste materials/chemical waste

2.7                               In the event that guidelines or regulations are set by the government or by other authorized bodies with respect to the (separate) collection of waste materials, the lessee is obliged to comply meticulously with these instructions at all times. If this obligation is not fulfilled or is not fulfilled completely, the lessee will be liable for the ensuing financial, penal and possible other consequences.

Advertisements

2.8                               If the leased space is part of a building or complex, the lessee will be entitled to make use of the roofs, exterior walls, gardens and grounds of that building or complex for (illuminated) advertisements, signs and the like, both for the benefit of the lessee itself and for the benefit of third parties.

Apartment titles

2.9.1                     If the building or the complex of which the leased space forms a part has been or becomes subdivided into apartment titles, the lessee will be obliged to observe the regulations arising from the property division agreement. The same applies if the building or complex is or becomes the property of a cooperative association.

2.9.2                     In so far as this is within its power, the lessor will not be permitted to assist in the formulation of regulations which are in conflict with the lease.

2.9.3                     The lessor will ensure that the lessee is provided with the regulations regarding use referred to in 2.9.1.

Prohibitions and regulations regarding public order

2.10.1              The lessee is not permitted:

a.               to have environmentally dangerous materials including malodorous, inflammable or explosive substances in, on, attached to or in the immediate vicinity of the leased space, unless such materials are part of the normal exercise of one’s profession or stock in trade;

b.                                      to burden the floors of the leased space or the building or complex of which the leased space forms a part more than is structurally permissible or indicated in the lease;

c.                                       to make such use of the leased space that as a result of this use the soil or environment becomes polluted, the leased space suffers damage, or the appearance of the leased space is adversely affected, which is understood to include the use of vehicles as a result of which the floors and walls may be damaged;

d.                                      to make alterations or to install facilities in or on the leased space which are in conflict with statutory regulations and the regulations of public utility companies or with the conditions under which the owner of the leased space acquired ownership of the leased space or with any other restricted rights, or to make alterations or install facilities which may be a nuisance to other lessees or people living in the neighbourhood or hinder them in the use of their premises.

2.10.2             Without the prior written permission from the lessor, the lessee will not be permitted:

a.                                       to make alterations to or install facilities in or on the leased space, which includes making holes in the external walls;

b.                                      to install or to have any objects, including name boards, advertisements, hoardings, announcements, publications, buildings, wooden structures, scaffolding, packing materials, goods, vending machines, lighting, sun blinds, aerials and their fittings, flag poles and the like, in, on, attached to or in the immediate vicinity of the leased space or to render window panes opaque;

c.                                       to enter or to allow others to enter the service areas and plant rooms, roof terraces, roofs and drains and the areas and places not reserved for general use of the leased space or the building or complex of which the leased space forms a part, unless for the purpose of carrying out activities which the lessee is obliged to carry out under this lease;

d.                                      to park vehicles in places other than those designated for this purpose.

2.10.3             The lessor is in no way whatsoever liable with respect to the alterations or facilities referred to in 2.10.2 a. and b.

2.10.4             The lessee is required to ensure that the fire extinguishing equipment and the fire exits in the leased space are kept unobstructed at all times.

2.10.5             If the leased space is provided with a lift, escalator or automatic door mechanism or if the leased space is accessible by means of one of these facilities, the lessee and visitors will use these facilities entirely at their own risk. All regulations issued or to be issued by or on behalf of the lessor, the installers of the facilities or the government must be closely observed. The lessor may take the aforementioned facilities out of operation, if and for as long as this is necessary, without the lessee being entitled to claim payment for damages or a reduction in rent.

2.10.6             If items installed by the lessee (including advertising or other signs) have to be removed temporarily from the leased space or the building or complex of which the leased space is a part in connection with maintenance or repair work, the costs of removal, possible storage and reinstallation will be at the expense and risk of the lessee, irrespective of whether the lessor has given its permission to install the items concerned.

Requests/permission

2.11.1             If after signing this lease the lessee wishes to amend and/or make additions to any provision in this agreement, the lessee must submit its request for this amendment and/or addition to the lessor in writing.

2.11.2             If and in so far as the lessor’s permission is required in any stipulation in this lease, it is only deemed to have been given if issued in writing.

2.11.3             Permission is granted by the lessor for one instance only and does not apply to other or subsequent cases. The lessor is entitled to attach conditions to its permission.

Subletting

3.1                              Without the prior permission of the lessor, the lessee will not be permitted to relinquish the leased space as a whole or a part thereof to third parties by leasing, subletting or allowing the use thereof, nor may it transfer the tenancy rights in their entirety or in part to third parties or bring these rights into a partnership or legal person.

3.2                              In the event that the lessee acts contrary to the above stipulation, it will forfeit an immediately payable fine, equal to two times the rent per day applying to the lessee at the time, to the lessor for every calendar day that the breach continues without prejudicing the lessor’s right to demand compliance with or termination of the agreement, as well as to claim damages.

Rent adjustment

4.1                              A rent adjustment in accordance with Article 4.3 of the lease, will occur on the basis of the monthly price index according to the rental of business premises price index, published by the Central Bureau of Statistics (CBS).

The adjusted rent will be calculated according to the following formula: the adjusted rent is equal to the rent which applies on the date of the adjustment multiplied by the index figure for the calendar month which is four months before the calendar month in which the rent is adjusted, divided by the index figure for the calendar month which is sixteen calendar months before the calendar month in which the rent is adjusted.

4.2                              The rent will not be adjusted if such adjustment would lead to a lower rent than the most recent rent. In such a case the most recent rent will remain unchanged until with a subsequent indexation the index of the calendar month which is four calendar months before the calendar month in which the rent is adjusted is higher than the index of the calendar month which is four calendar months before the calendar month in which the most recent adjustment took place.

4.3                              The adjusted rent will apply even if the lessee is not informed of this separately.

4.4                              If the CBS discontinues publishing the aforementioned price index or if the basis for the calculation is altered, an index figure as similar to this as possible will be used.

In the event of any dispute in this respect, either party may request a decision from the director of the CBS which will be binding on both parties. Each party will pay half of any costs arising from this.

Termination of the lease or use

5.1                               Subject to possible statutory rights, the lessee is obliged on termination of the lease, as well as on termination of use, to deliver the leased space to the lessor in its original state that is, the state as set out in the certified description drawn up at the commencement of the lease as referred to in 1.2 and if there is no such description, in a good state of repair, entirely vacated, free of use or rights of use and properly cleaned and will return all keys, keycards etc. to the lessor. The lessee is obliged at its own expense to remove all objects installed in or on, or attached to the leased space or acquired by it from the previous lessee or user. The lessor is not required to pay any compensation for objects that are not removed.

5.2                               If the lessee has terminated the use of the leased space, whether or not at the proper time, without returning the keys to the lessor, the lessor is entitled to consider the lease to have expired, to gain entry to the leased space at the lessee’s expense and to take possession of it, without the lessee having any rights compensation or any other rights.

5.3                              All items which the lessee may be deemed to have relinquished by leaving them in the leased space on actually vacating the leased space may be removed at the lessee’s expense by the lessor, at the lessor’s discretion and without any liability on its account, unless the lessor has been informed that the subsequent lessee has taken over the items.

5.4                               The parties are required to inspect the leased space together in good time before the termination of the lease or the use of the leased space. The parties will make a report of this inspection in which their findings are recorded. It will also be recorded in this inspection report what repair work may appear  necessary according to the inspection and any outstanding maintenance which still has to be carried out at the lessee’s expense, as well as the way in which this will occur.

5.5                               If the lessee, after being given the opportunity to do so, does not cooperate in the inspection and/or in recording the findings and agreements in an inspection report within a reasonable period of time, the lessor will be authorized to carry out the inspection without the presence of the lessee and the report of its findings will be binding on both parties. The lessor will make a copy of the report available to the lessee immediately.

5.6                               The lessee is required to carry out or to have carried out the repairs mentioned in the inspection report within the period specified in the report - or to be agreed upon between the parties - to the satisfaction of the lessor.

If the lessee remains totally or partially in default, also after notification of default has been given, in fulfilling its obligations ensuing from the report, the lessor will be entitled to have this work carried out and to recover the costs incurred for this work from the lessee.

5.7                               For the period required to carry out the repairs calculated from the date of termination of the lease, the lessee will owe the lessor an amount calculated on the basis of last applicable rent and the payment for additional supplies and services, without prejudicing the lessor’s claim for compensation for further damages and costs.

Damage

6.1                               The lessee is obliged to take appropriate measures in time to prevent and limit damage to the leased space, such as damage caused by short circuits, fire, leakage, storms, frost and the inward or outward flow of gases or liquids. The lessee is also obliged to inform the lessor immediately if such damage or an event as referred to in 6.5 occurs or seems likely to occur.

6.2                               If possible for the lessee, the above also applies to the building or complex of which the leased space is a part.

6.3                               The lessee is responsible to the lessor for all damage and loss caused to or suffered by the leased space, unless the lessee proves that it, the persons admitted to the leased space by it, its personnel or those for whom it is responsible are not to blame for the damage or that no negligence can be attributed to it in this respect.

6.4                               The lessee indemnifies the lessor against fines which are imposed on the lessor as a result of the lessee’s behaviour or negligence.

6.5                               The lessor is not responsible for damage caused to the person or property of the lessee or that of third parties - and the lessee indemnifies the lessor against liability for claims from third parties in this respect - due to the emergence and the consequences of visible and invisible defects in the leased space or the building or complex of which the leased space forms a part, or which are due to the occurrence and consequences of weather conditions, impediments to the accessibility of the leased space, impediments to the supply of gas, water, electricity, heating, ventilation or air conditioning, due to faults in the systems and equipment, due to the inward and outward flow of gases and liquids, due to fire, explosion and other occurrences, due to disruption of use under the lease and due to disruption or inadequacies in supplies and services, all of which with the exception of cases of damage resulting from serious faults or gross negligence on the part of the lessor in respect of the state of repair of the leased space or of the building or complex of which the leased space forms a part.

6.6                               The lessor cannot be held liable for the lessee’s trading losses or for consequential loss suffered by the lessee resulting from the activities of other lessees or for obstructions to the use of the leased space caused by third parties, unless resulting from serious faults or gross negligence of the part of the lessor in this respect.

6.7                               If by a court decision, whether or not enforceable in anticipation, made between one or more lessees and/or the lessor it should be decided that one or more products from the lessee’s product range may not be carried for whatever reason or the lessee must immediately discontinue the sale of the product(s), the lessor will not be liable for any damage whatever this may be called and whatever the extent. The lessee indemnifies the lessor for claims from third parties in this respect.

Interim termination, default

7.1                               If the lessee

•                                          does not pay the amounts owed by it at the specified times;

•                                          ceases to practise its profession or conduct its  business wholly or mainly in the leased space;

•                                          does not comply with any other condition of the lease;

•                                          does not heed any provision attached to the permission given by the lessor;

•                                          loses power of disposal over its assets or part of them;

•                                          if not a natural person, loses its status as a legal person, is dissolved or in actual fact is liquidated;

•                                          is declared bankrupt;

•                                          offers a settlement in lieu of bankruptcy, or if the property of the lessee is attached;

•                                          dies;

the lessor will have the right to terminate the lease prematurely. In this case notice of termination only has to be given if required by law.

7.2                               The lessee will be in default, if any stated period of payment should expire or if any situation as mentioned above should arise.

7.3                               The lessee is bound to compensate the lessor for all loss, costs and interest as a result of a situation as referred to in 7.1 and as a result of the premature termination of the lease, also in the event that it is declared bankrupt or that a moratorium is granted. The losses in any case include the rent, the payment for additional supplies and services, including heating costs, turnover tax and the other amounts due, the costs of reletting the leased space as well as all the costs incurred by the lessor for measures taken in and out of court, including those for legal assistance with regard to a situation as referred to in 7.1.

7.4                               The conditions in 7.1 up to and including 7.3 do not exclude the right of the lessor to exercise its other rights, including its right to claim fulfilment and compensation.

Company guarantee

8.1                               As security for the correct fulfilment of its obligations arising from the lease, upon signing the lease, the lessee will present the lessor with a company guarantee in accordance with a Annex 6 of the Master Agreement , related to the lessee’s payment obligations to the lessor, including the applicable turnover tax. This company guarantee must also apply to extensions of the lease including amendments thereto and must remain valid for six months after the date on which the leased space is actually vacated and the lease is also terminated.

8.2                               The lessee may not claim the settlement of any amount against the company guarantee.

8.3                               Not applicable. Intentionally deleted.

8.4                               Not applicable. Intentionally deleted.

8.5                               If the lessee does not fulfil its obligations as set out in this article, he will forfeit an immediately payable penalty to the lessor of € 226,89 for each calendar day that it remains in default for every breach after it has been informed of its default by registered letter.

Maintenance

At the lessor’s expense

9.1                               Except for work which may be considered to be of a limited nature and day-to-day repairs according to the law (Section 7A:1619 of the Dutch Civil Code) or work on items not installed by or on behalf of the lessor in, on or attached to the leased space, the following work will be carried out at the expense of the lessor:

a.               maintenance, repair and replacement of structural parts of the leased space, such as foundations, columns, beams, structural floors, (flat) roofs, structural walls, exterior walls;

b.                                      maintenance, repair and replacement of staircases, stairs, sewage pipes, gutters, exterior window and door frames, and the like. With respect to the sewage pipes the conditions set out in 9.2.4 will apply in full force;

c.                                       replacement of parts and renovation of systems such as lifts, central heating systems and fire hydrant boosters;

d.                                      exterior paintwork.

At the lessee’s expense

9.2.1                     All other maintenance, repair and renovation work such as the following will be carried out at the expense of the lessee:

a.               exterior maintenance if and in so far as this relates to work which may be considered to be of a limited nature and day-to-day maintenance according to the law (Section 7A:1619 of the Dutch Civil Code), as well as interior maintenance which does not include maintenance as referred to in 9.1, all of which without prejudice to the following stipulations;

b.                                      maintenance, repair and replacement of hinges and locks, mirror glass, window panes and other panes of glass, inside as well as outside;

c.                                       maintenance, repair and replacement of roller blinds, Venetian blinds, awnings and other sun blinds;

d.                                      maintenance, repair and replacement of switches, sockets, doorbell systems, light bulbs, lamps (including fittings), awnings, floor covering, furnishings, interior paintwork, kitchen sinks, sanitary fittings;

e.                                       maintenance, repair and replacement of pipework and taps/cocks for gas, water, and electricity from the meter or mains (cock) with all the relevant fittings, apart from replacement due to normal wear and tear;

f.                                         maintenance, repair and replacement of partitions dividing properties as well as the maintenance of the gardens and grounds;

g.                                      daily maintenance and repair of (and replacement of small parts) of the technical systems which may be part of the leased space;

9.2.2                     Maintenance, repair and replacement of property which has been or will be installed by or on behalf of the lessee by virtue of a provisional sum made available to it by the lessor will be at the lessee’s expense;

9.2.3                     Cleaning and keeping the leased space clean both inside and outside, which is understood to include the cleaning of windows, window and door frames and exterior walls of the leased space, will be at the lessee’s expense.

9.2.4                     Emptying grease traps, cleaning and unblocking sinks, drains, gutters and all drains/sewage pipes up to the municipal main sewer of the leased space, sweeping chimneys and cleaning ventilation ducts will also be at the lessee’s expense.

9.3                               If the lessee fails to carry out the maintenance, repair or replacement work at its own expense after being reminded to do so - or if it is carried out badly or injudiciously in the opinion of the lessor - the lessor will be entitled to carry out this work or to have it carried out at the lessee’s expense and risk. If the work to be carried out at the expense of the lessee cannot be postponed, the lessor is empowered to carry out this work or to have it carried out immediately at the lessee’s expense and risk.

9.4                               In the case of maintenance, repair of replacement work to be carried out by the lessor, the lessor will consult the lessee beforehand about the way the lessee’s interests can be taken into account as much as possible in carrying out this work.

If this work is required by the lessee to be carried out outside normal working hours, the extra costs incurred will be at the lessee’s expense.

9.5                               The lessee is responsible for using and maintaining the leased space properly and competently, including the technical systems which are in the leased space. The lessee will ensure that service contracts are concluded at its own expense and risk. Service contracts for the systems must be approved by the lessor in advance. With respect to the maintenance the above will apply except and in so far as 12.2 is applicable.

9.6                               The lessee will inform the lessor in writing immediately about defects in the leased space.

9.7                               If the lessee and the lessor agree that work which in accordance with this article is at the lessee’s expense, is not to be carried out on the instructions of the lessee but on those of the lessor, the costs thereof will be passed on by the lessor to the lessee. For this purpose the lessor will conclude maintenance contracts in such cases.

Alterations

10.                               If the lessor considers it necessary to carry out or have carried out maintenance, repair, replacement work, including extra facilities or alterations, renovation or other work in, on or to the leased space or the building or complex of which the leased space is a part or in, on or to the adjoining premises, or if this is necessary in connection with (environmental) requirements or measures taken by the government or public utility companies, the lessee will tolerate this work and these measures and the possible inconvenience, without being able on this account to claim any compensation or reduction in the payment obligations or cancellation of the lease, even if this work lasts longer than forty days, however, without prejudicing the provisions of Section 7A:1589 of the Dutch Civil Code. In carrying out the work the lessor will take the lessee’s interests into account as much as possible.

Access of the lessor

11.1                        If the lessor wishes to carry out or have carried out or have carried out a valuation of the leased space, or wishes to start the work referred to in 2.6, 5, 9.3 or 10, the lessee will be obliged to allow access to the lessor or the person who reports to the lessee for this purpose and enable the work considered necessary to be carried out.

11.2                        In order to carry out the work referred to in the first paragraph of this article the lessor and all the persons designated by it are entitled after consulting the lessee to enter the leased space on working days between 7 a.m. and 5.30 p.m.

In cases of emergency the lessor is entitled to enter the leased space without consulting the lessee and if necessary also outside the aforementioned times.

11.3                        In the event of the intended sale or auction of the leased space and after cancellation of the lease, the lessee is obliged, after being notified in advance by the lessor or its authorized representative, without any right to compensation, to provide the opportunity for the leased space to be inspected on at least two working days every week and it will tolerate the usual ‘to let’ and ‘for sale’ boards or posters on or in the leased space.

Costs of supplies and services

12.1                        In addition to the rent, the lessee will meet the costs incurred for the use of water and energy for the leased space, including the costs of concluding an agreement for the supply and for the hiring of a meter, as well as any other costs and fines charged by the public utility companies. The lessee is required to conclude agreements itself for supplies with the companies involved, unless the leased space does not have a separate connection of its own and the lessor takes care of these matters as part of the supplies and services agreed to.

12.2                        If additional supplies and services have been agreed on between the parties, the sum payable by the lessee will be subject to mutually agreement. This applies with respect to the technical systems as well as other supplies and services. In so far as the leased space forms part of a building or a complex and the supplies or services also relate to other parts of it, the lessor will at its discretion determine a reasonable sum for the lessee’s share of the costs for supplies and services payable by the lessee. The lessor need not take into account the fact that the lessee may not make use of one or more of these supplies or services. If one or more sections of the building or the complex are not in use, in determining the lessee’s share of the costs the lessor will ensure that this share is no larger than would be the case if the entire building or complex were in use.

12.3                        Each year the lessor will provide the lessee with a specified statement of the costs of supplies and services, stating the way in which they have been calculated and the lessee’s share of these costs, in so far as this is applicable.

12.4                        After the termination of the lease a statement will be issued for the period for which a statement has yet not been provided. This final statement will be issued no later than fourteen months after the date calculated from the date on which the last statement was issued. Neither the lessee nor the lessor may make any claims for settlement to be made prematurely.

12.5                        Taking advance payments into account, if the statement in question for the period concerned shows any shortfall in payments made by the lessee or any excess in payments received by the lessor, these will be paid or reimbursed within one month of the statement being issued. Disputes concerning the correctness of the statement do not provide grounds for suspension of this obligation.

12.6                        The lessor has the right to change the nature and range of the supplies and services or to cancel them after consulting the lessee.

12.7                        The lessor has the right to make interim adjustments to the advance payment payable by the lessee for the costs of supplies and services in accordance with the costs which it expects to incur, for example in the case referred to in 12.6.

12.8                        In the event that the supply of heating and/or hot water is included in the supplies and services, the lessor has the right to adjust the method of determining the consumption and thereby to adjust the lessee’s share of the costs of this consumption after consulting the lessee.

12.9                        If the consumption of heating and/or hot water is measured using meters and if a dispute arises regarding the lessee’s share of the costs of consumption as a result of the failure or malfunctioning of these meters, the lessee’s share will be determined by a company consulted by the lessor which is specialized in measuring and determining heating and/or hot water consumption. This also applies in the case of damage, destruction or fraud in relation to the meters, without prejudice to all other rights which the lessor may have with respect to the lessee in such a case, such as the right to the repair or replacement of the meters and compensation for damage suffered and/or loss incurred.

12.10                 The lessor will not be liable, except in the case of serious fault or gross negligence, for any damage as a result of the nonfunctioning or inadequate supply of the aforementioned supplies and services. The lessee will in such cases not be able to claim a reduction in the rent.

Costs

13.                               In every case in which the lessor has a summons, notification of default or a writ served on the lessee, or in the case of proceedings against the lessee to compel it to act in accordance with the lease or to evict it, the lessee will be obliged to reimburse the lessor for all the costs incurred, both in and out of court, except in the event of a final and conclusive decision made by the court compelling the lessor to pay the costs of the legal proceedings.

The costs incurred will be determined in advance by the parties at an amount which is no lower than the usual rate charged by bailiffs.

Payments

14.1                        The payment of rent and all amounts payable pursuant to this lease will be made in legal Dutch tender no later than the due date - without any discount, reduction, or setting off against a claim which the lessee has, or in its opinion has, against the lessor - by depositing or transferring the amount to an account specified by the lessor. The lessor is free to alter the place or method in which payment is to be made by giving the lessee written notification to this effect. The lessor will be entitled to determine from which outstanding amount ensuing from the lease payments received from the lessee will be deducted, unless the lessee expressly indicates otherwise when making the payment. In the latter case the provisions of Section 6:50 of the Dutch Civil Code are not applicable.

14.2                        If an amount owed by the lessee under the lease is not paid promptly on the due date, the lessee will forfeit by operation of law an immediately payable fine to the lessor of 2% per month of the amount owing with a minimum of € 113,45 per calendar month, taking effect from the due date, whereby each month commenced counts as a full month.

Taxes, expenses, levies, premiums, etc.

15.1                        If it is agreed that turnover tax is to be charged on the rent, the lessor will submit a request to opt for taxed rent signed by both parties in accordance with 5.2 of the lease to the tax authorities in question.

15.2                        If the request to opt for taxed rent is not granted, the lessee will owe the lessor an amount on top of the rent equal to the amount of the turnover tax that would have been payable if the request had been granted.

If a request to opt for taxed rent is granted and takes effect from a later date than requested, the lessee will owe the lessor an amount on top of the rent equal to the amount of the turnover tax from the agreed commencement date to the commencement date on which turnover tax is to be charged on the rent.

15.3                        If the lessee can prove that through the fault of the lessor the request to opt for taxed rent was not granted or was not granted for the date agreed on, the agreed amount of the turnover tax in question will not be payable.

Other taxes, expenses, levies, premiums, etc.

15.4                        The lessee will pay the following, even if the lessor is charged for them:

a.               property tax and the water control authority charges or polder charges in relation to the actual use of the leased space and the actual joint use of service areas, general areas and so-called common areas;

b.              other current or future taxes, sufferance dues, charges, levies and requitals with respect to the leased space and to items which are the lessee’s property, with the exception of property tax and water control authority charges or polder charges with respect to the enjoyment under a right in rem as well as with the exception of sewerage charges;

c.               environmental levies including surface water purification levies and charges for waste water purification and amounts in respect of any other levy in connection with environmental protection.

15.5                        If the lessor or other lessees in the building or the complex of which the leased space is a part is/are charged a premium which is higher than normal for the fire insurance on the building or the fixtures and fittings and stock as a consequence of the nature or the profession practised or business conducted by the lessee, the lessee will reimburse the amount in excess of the normal premium to the lessor or these other lessees. The lessor and the other lessees are free to choose their insurance company, to determine the value insured and to assess the reasonableness of the premium owed.

‘Normal premium’ is understood to mean the premium which the lessor or lessee can obtain from a reputable and well-known insurance company established in the Netherlands for insuring the leased space, its fixtures and fittings and stock against fire on the date immediately preceding the conclusion of this lease, without the nature of the business to be conducted or the profession to be practised by the lessee being taken into account, as well as each adjustment of this premium - during the term of the lease - which is not the result of a change in the nature or extent of the risk insured.

Joint and several liability

16.1                        Not applicable. Intentionally deleted.

16.2                        The obligations arising from the lease are invisible, also with respect to the legal successors of the lessee.

Late availability

17.1                        If the leased space is not available on the agreed commencement date of the lease due to the fact that the leased space is not ready on time, the previous lessee has not vacated the leased space on time or the lessor has not yet obtained the statutory licences, the lessee will not owe rent or the amounts for additional supplies and services until the date on which the leased space is made available, and its other obligations and the agreed terms will be postponed accordingly. The date of the rent indexation will remains unaltered.

17.2                        The lessor will not be liable for any losses whatsoever which the lessee may suffer due to delay, unless serious fault or gross negligence can be attributed to it.

17.3                        The lessee may not demand cancellation of the agreement, unless the overdue delivery of the leased space is the result of an intentional act or omission on the part of the lessor, and as a consequence results in such a delay that it cannot within reason be required of the lessee that the lease remains unaltered.

Data Protection Act

18.                               If the lessee is a natural person, personal information about the lessee may be recorded by the lessor or the (possible) property manager in a personal information register.

Address

19.1                        From the commencement date of the lease all messages sent by the lessor to the lessee relating to the execution of this lease will be sent to the address of the leased space.

19.2                        In the event that the lessee no longer actually conducts its business in the leased premises, the lessee is obliged to inform the lessor in writing immediately to this effect stating the new address.

19.3                        In the event that the lessee vacates the leased space without giving its new address to the lessor, the address of the leased space will apply as the lessee’s address.

Complaints

20.                               The lessee will submit its complaints and requests in writing. In urgent cases, this may be done verbally. In such cases, the lessee will confirm its complaint or request in writing as quickly as possible.

Property manager

21.                               In the event that a property manager is or will be appointed by the lessor, the lessee will consult the manager on all matters relating to the lease.

Final stipulation

22.                               If a part of the lease or of these general conditions is null and void or voidable, the remaining part of the lease and of these general conditions will remain in full force.

In this case that which is closest to what the parties would have agreed on in accordance with the law, if they had known about the nullity or voidability, will apply instead of the voidable or null and void part.

ANNEX 7 – Exhibit 1

PARENT COMPANY GUARANTEE

THIS PARENT COMPANY GUARANTEE (“Guarantee”), dated            January, 2003 is given by FEI Company of Hillsboro, Oregon, USA (the “Guarantor”) in favor of Valôme N.V. of Antwerp, Belgium,

WHEREAS

1.                        FEI Electron Optics B.V. of Eindhoven, The Netherlands ( the “Lessee”) entered into a Master Agreement and a Lease Agreement both dated         January, 2003 with Valôme N.V. of Antwerp, Belgium (hereinafter called “Lessor”) regarding the offices at Achtseweg Noord 5, Eindhoven, The Netherlands;

2.                        The Lessee is a wholly owned subsidiary of the Guarantor;

3.                        The Lease Agreement provisioned that the parties shall procure that their respective parent companies shall guarantee the due compliance with their obligations under the Lease Agreement;

NOW, THEREFORE, based upon the foregoing and in consideration of executing and entering into the Lease Agreement, the Guarantor hereby agrees as follows:

1. The Guarantee

Except as expressly set forth herein, the Guarantor hereby unconditionally and irrevocably guarantees to Lessor the full and punctual performance by Lessee of its obligations and undertakings under the Master Agreement and Lease Agreement (collectively “the “Guaranteed Obligations”). The Guarantor and Lessor expressly acknowledge that, subject to Section 1.5 below, default by Lessee or the failure of Lessee (for any reason including liquidation or winding up thereof) to perform any Guaranteed Obligation in the time required in each case under the Lease Agreement to which the said Guaranteed Obligation relates, is a condition of the exercise of this Guarantee. Upon notice in writing from Lessor to the Guarantor of any event of default and request for payment or performance, the Guarantor shall pay within ten (10) business days after receipt of written notice to Lessor or otherwise perform any and all Guaranteed Obligations then due and payable.

2. Term

This Guarantee shall remain in full force and effect until the earlier of the date (i) upon which all of the Guaranteed Obligations have been completely performed, or (ii) on which a replacement guarantor acceptable to Lessor at its sole discretion shall have assumed all the rights and obligation of the Guarantor under this Guarantee and shall have executed and delivered up to Lessor a guarantee in writing on terms accepted in writing by Lessor.  The Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability, as set forth herein, for any portion of the Guaranteed Obligations that has not been completely performed or indefeasibly paid in full.

3.  Unconditional

Except as expressly set forth herein, the Guarantor agrees that the obligations of the Guarantor hereunder shall be unconditional and irrevocable and shall not be impaired, discharged or in any manner affected as a result of:

a)                                      any right of set-off, counterclaim or defense of the Guarantor or Lessee other than payment or performance in full of all the Guaranteed Obligations;

(b)                                 any lack of authority of Lessee to execute or perform any of the Lease Agreement or any inaccurate representation or warranty by Lessee;

(c)                                  the non-existence of Lessee as a legal entity;

(d)                                 the voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of Lessee;

(e)                                  any receivership, insolvency, bankruptcy, reorganization or other similar proceeding affecting Lessee or the Guarantor;

(f)                                    any impairment, modification, release, discharge, limitation, or extension of the liability of any of the Guaranteed Obligations, including without limitation, any such impairment, modification, release, discharge, limitation, or extension resulting from the operation of any applicable law; or

(g)                                 the failure of Lessor to exercise any rights or remedies it has or may have against Lessee.

Notwithstanding any provision of this Guarantee to the contrary, the Guarantor shall be entitled to assert as a defense to any claim for payment of the Guaranteed Obligations, that (i) such Guaranteed Obligations are not currently due under the terms of the Lease Agreement upon which the said claim is made or (ii) that such Guaranteed Obligations have previously been paid in full.

It is understood that for the purpose of this Guarantee, the Lessee’s bankruptcy shall qualify as an early termination of the lease agreement as per section 3.5 of the Lease Agreement.

4. Waivers of Notices and Defenses

The Guarantor hereby waives:

(a)                                  all and any defences based on (i) suretyship or impairment of collateral or rights which might apply to its obligations under this Guarantee; (ii) an alleged election of remedies by Lessor; (iii) any claim that any exercise of any remedies by Lessor has impaired or destroyed the Guarantor’s rights of subrogation against Lessee;

(b)                                 any right to require Lessor to proceed against Lessee or any other person, to proceed against or exhaust any security held by Lessor or to pursue or exhaust any other remedy available, before proceeding against the Guarantor hereunder, without prejudice to Section 1 above;

(c)                                  any claim based upon the failure of Lessor to file or enforce a claim against the assets or estate of Lessee or any other person whether in any proceedings or otherwise.

5. Representations and Warranties

The Guarantor hereby represents and warrants to Lessor that the following statements are true and correct:

5.1.  Binding Obligation. This Guarantee has been duly and validly executed and delivered by the Guarantor.

5.2  Corporate Power and Authority. The Guarantor has the full corporate power and authority to issue and grant this Guarantee and this Guarantee may be reasonably expected to be of commercial benefit to the Guarantor.

6. Miscellaneous

6.1  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission, or similar writing) and shall be given to such party at its address or telecopy number set forth, in the case of the Guarantor, on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other party.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such telecopy is transmitted to the telecopy number specified in this Section and answerback has been received, (ii) if given by mail, ten (10) business days after such communication is deposited in the mails with first class (or, in the case of international mail, by airmail) postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section.

6.2 No Waivers. No failure or delay by Lessor in exercising any right, power or privilege hereunder or under the Lease Agreement or this Guarantee shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be in lieu of any rights or remedies provided by governing law.

6.3  Amendments.  This Guarantee constitutes the complete agreement of the Guarantor with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations.  No amendment, modification, termination or waiver of any provision of this Guarantee, shall in any event be effective without the written consent of the Guarantor.

6.4  Successors and Assigns.  This Guarantee shall be binding upon the Guarantor and its successors and assigns, provided, however, that the Guarantor may not assign this Guarantee or any of the rights or obligations of the Guarantor hereunder without the prior written consent of Lessor, such consent not to be unreasonably withheld.  This Guarantee shall inure to the benefit of Lessor and its successors and assigns.  Nothing contained in this Guarantee shall be deemed to confer upon anyone other than the parties hereto (and their permitted successors and assigns) any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.

6.5  Limitation of liability.  Notwithstanding anything to the contrary contained or implied herein the aggregate liability of the Guarantor under this Guarantee shall in no event exceed Lessee’s liability and obligations under the Lease Agreement, less amounts previously paid under the Lease Agreement.

6.6  Applicable law and Jurisdiction.  This Guarantee shall be construed in accordance with and governed by the laws of The Netherlands and the Guarantor and Lessor agree to submit to the exclusive jurisdiction of the courts of ‘s-Hertogenbosch, The Netherlands.

IN WITNESS WHEREOF, the Guarantor has executed this Guarantee by its duly authorized officer as of the date first above written.

GUARANTOR:

By:
Name:	Bradley J. Thies
Title:	Vice President and General Counsel
Facsimile:	+1-502-640-7509
Address:	7451 NW Evergreen Parkway
Hillsboro, Oregon
USA 97124-5830

For and on behalf of
LESSOR:

By:
Name:

Title:

ANNEX 7 – Exhibit 2

GUARANTEE

The undersigned:

BREEVAST BV, a private limited company incorporated under the laws of the Netherlands, having its registered seat at (1071 JP) Amsterdam, Viottastraat 39, acting in its capacity of ultimate shareholder of Valôme Eindhoven NV, validly represented by its executive directors Henk Brouwer and Dick Koster;

Whereas:

•                                          Valôme Eindhoven NV is the owner of the premises at Achtseweg Noord 5 in Eindhoven, the Netherlands, that is leased by FEI Electron Optics BV;

•                                          Valôme Eindhoven NV and FEI Electron Optics BV have reached an understanding on the terms and conditions of renovation of the existing building and the constriction of a new building on the aforementioned premises;

•                                          At the date hereof, Valome Eindhoven and FEI Electron Optics BV have executed a master agreement, in which the main elements of their understanding with respect to the construction are laid down;

•                                          FEI Electron Optics BV wishes to have security for the due compliance by Valôme Eindhoven NV of its obligations under the master agreement and other agreements executed pursuant thereto during the construction process;

•                                          Breevast BV is prepared to guarantee the due compliance by Valôme Eindhoven NV of its obligations on the terms and conditions set forth herein;

Herewith declares:

1.                                       Breevast BV herewith guarantees that Valôme Eindhoven NV shall comply with its obligations under the master agreement and other agreements executed by the parties pursuant thereto (“the Obligations”).

2.                                       If FEI Electron Optics BV notifies Breevast BV in writing that Valôme Eindhoven NV has failed to comply with the Obligations, specifying the nature of the obligations that Valôme has failed to meet, Breevast BV shall either procure that Valôme Eindhoven BV remedies such failure as soon as possible, or shall itself take such steps as may be necessary to remedy the failure.

3.                                       This guarantee can only be relied upon by FEI Electron Optics BV. It shall be effective as from the date hereof and shall expire on the date of completion of the construction of the New Building and renovation of the Present Building (as defined in the master agreement).

4.                                       This guarantee is governed by and shall be interpreted in accordance with the laws of the Netherlands.

Amsterdam, 14 January 2003

BREEVAST BV

HENK BROUWER	DICK KOSTER